CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Index LeAding StockmarkEt Return Securities due 2015	$10,146,800	$1,162.82

May 2012 Pricing Supplement No. 202 Registration Statement No. 333-178081 Dated May 16, 2012 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

The Index LASERS, which we refer to as the LASERS, will pay an amount in cash at maturity that may be greater than, equal to or less than the stated principal amount depending on the closing value of the underlying index on the valuation date.  If the closing value of the underlying index is above 75% of the initial index value on the valuation date, you will receive, in addition to the principal, a return based on the greater of the index percent change and the specified fixed percentage.  However, if the closing value of the underlying index is at or below 75% of the initial index value on the valuation date, the payment at maturity will be solely based on the index percent change and, therefore, you will be fully exposed to the negative performance of the underlying index on the valuation date.  The LASERS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the final index value is above the specified downside threshold value.  The payment at maturity may be less, and potentially significantly less, than the stated principal amount and could be zero.  The LASERS are senior unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the LASERS are subject to the credit risk of Morgan Stanley.

SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$10,146,800
Stated principal amount:	$10 per LASERS
Issue price:	$10 per LASERS
Pricing date:	May 16, 2012
Original issue date:	May 21, 2012 (3 business days after the pricing date)
Maturity date:	May 21, 2014
Underlying index:	S&P 500® Index
Payment at maturity:	$10 + index return amount. This payment may be greater than, equal to or less than the stated principal amount.
Index return amount:
If the final index value is above the downside threshold value, the index return amount will equal:
$10 x [the greater of (i) the index percent change and (ii) the fixed percentage]
If the final index value is at or below the downside threshold value, the index return amount will equal:
$10 x the index percent change
In this scenario, the payment at maturity will be less than $7.50 per stated principal amount of LASERS and could be zero.  There is no minimum payment at maturity on the LASERS.

Fixed percentage:	10%.
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	1,324.80, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Downside threshold value:	993.60, which is 75% of the initial index value
Valuation date:	May 16, 2014, subject to adjustment for non-index business days and certain market disruption events
CUSIP:	61755S263
ISIN:	US61755S2639
Listing:	The LASERS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per LASERS	$10	$0.225	$9.775
Total	$10,146,800	$228,303	$9,918,497
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each LASERS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 14.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for LASERS.

The LASERS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these LASERS, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The LASERS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the LASERS” at the end of this document.

Product Supplement for LASERS dated November, 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

Investment Summary

Index LeAding StockmarkEt Return Securities

The Index LASERS Based on the Value of the S&P 500® Index due May 21, 2014 (the “LASERS”) can be used:

▪	To gain exposure to a U.S. equity index and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the underlying index for a certain range of performance of the underlying index due to the fixed percentage if the final index value is above 75% of the initial index value, which we refer to as the downside threshold value.

The LASERS are exposed to the performance (whether negative or positive) of the S&P 500® Index, but have a fixed percentage minimum return payable at maturity if the index closing value is above the downside threshold value on the valuation date.  There is no minimum payment at maturity on the LASERS.

Maturity:	2 years
Fixed percentage:	10%
Downside threshold value:	75% of the initial index value
Minimum payment at maturity:	None
Interest:	None

Key Investment Rationale

This 2-year investment offers a potential return at maturity based on full participation in the increase or decrease in the closing value of the underlying index on the valuation date and limited protection from loss if the final index value is greater than 75% of the initial index value, which we refer to as the downside threshold value.

Upside Scenario
The final index value is above the downside threshold value and, at maturity, the LASERS pay the stated principal amount of $10 plus $10 times the greater of (i) the index percent change and (ii) the fixed percentage of 10%.

Downside Scenario
The final index value is at or below the downside threshold value and, at maturity, the LASERS pay less than the stated principal amount by an amount proportionate to the decline in the final index value from the initial index value.  This amount will be less than $7.50 per stated principal amount of LASERS and could be zero. There is no minimum payment at maturity on the LASERS.

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

Hypothetical Payments on the LASERS at Maturity

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the LASERS based on the following terms:

Stated principal amount:	$10
Downside threshold value:	75% of the initial index value
Fixed percentage:	10%

Payoff Diagram for the LASERS

How it works

¡
Upside Scenario. If the final index value is greater than the downside threshold value, the investor would receive $10 plus $10 times the greater of (i) the index percent change and (ii) the fixed percentage of 10%.  Under the terms of the LASERS, an investor would receive a payment at maturity of $11.00 per LASERS if the final index value has increased by no more than 10% from the initial index value, and would receive $10 plus an amount that represents a 1 to 1 participation in the appreciation of the index if the final index value has increased from the initial index value by more than 10%.

¡
Downside Scenario.  If the final index value is at or below the downside threshold value, the payment at maturity would be less than the stated principal amount of $10 by an amount that is proportionate to the decline in the final index value from the initial index value.  For example, if the final index value declines by 40% from the initial index value, the payment at maturity would be $6 per LASERS (60% of the stated principal amount).

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

Hypothetical Examples

The following table and examples illustrate the return on the LASERS and the payment at maturity for a range of hypothetical percentage changes in the final index value, depending on whether or not the final index value is at or below the downside threshold value.  They are based on the following values:

Stated principal amount:	$10
Hypothetical initial index value:	1,400
Hypothetical downside threshold value:	1,050 (75% of the hypothetical initial index value)
Fixed percentage:	10%

Final Index Value	Underlying Index Return	Return on LASERS	Payment at Maturity
2,800	100%	100%	$20.00
2,660	90%	90%	$19.00
2,520	80%	80%	$18.00
2,380	70%	70%	$17.00
2,240	60%	60%	$16.00
2,100	50%	50%	$15.00
1,960	40%	40%	$14.00
1,820	30%	30%	$13.00
1,750	25%	25%	$12.50
1,680	20%	20%	$12.00
1,610	15%	15%	$11.50
1,554	11%	11%	$11.10
1,540	10%	10%	$11.00
1,470	5%	10%	$11.00
1,400	0%	10%	$11.00
1,330	-5%	10%	$11.00
1,260	-10%	10%	$11.00
1,190	-15%	10%	$11.00
1,120	-20%	10%	$11.00
1,064	-24%	10%	$11.00
1,050	-25%	-25%	$7.50
980	-30%	-30%	$7.00
840	-40%	-40%	$6.00
700	-50%	-50%	$5.00
560	-60%	-60%	$4.00
420	-70%	-70%	$3.00
280	-80%	-80%	$2.00
140	-90%	-90%	$1.00
0	-100%	-100%	$0

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

EXAMPLE 1: The final index value is above the downside threshold value and has increased from the initial index value by 25%.  Your return is greater than the fixed percentage based return, and you will fully participate in the appreciation of the underlying index.

Hypothetical final index value	=	1,750
Index percent change	=	(final index value – initial index value) / initial index value
	=	(1,750 – 1,400) / 1,400
	=	25%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 25%
	=	$2.50
Payment at maturity	=	stated principal amount + index return amount
	=	$12.50
Payment at maturity = $12.50

EXAMPLE 2: The final index value has declined from the initial index value by 10% but is greater than the downside threshold value.  You receive the fixed percentage based return.

Hypothetical final index value	=	1,260
Index percent change	=	(final index value – initial index value) / initial index value
	=	(1,260 – 1,400) / 1,400
	=	–10%
Index return amount	=	stated principal amount x [the greater of (i) index percent change and (ii) fixed percentage]
	=	$10.00 x 10%
	=	$1.00
Payment at maturity	=	stated principal amount + index return amount
	=	$11.00
Payment at maturity = $11.00

EXAMPLE 3: The final index value has declined from the initial index value by 50% and is below the downside threshold value.  You are fully exposed to the decline in the final index value from the initial index value.

Hypothetical final index value	=	700
Index percent change	=	(final index value – initial index value) / initial index value
	=	(700 – 1,400) / 1,400
	=	–50%
Index return amount	=	stated principal amount x index percent change
	=	$10.00 x (–50%)
	=	–$5.00
Payment at maturity	=	stated principal amount + index return amount, which means that the payment at maturity is an amount less than the stated principal amount, because the index return amount is negative.
	=	$10.00 + (–$5.00)
	=	$5.00
Payment at maturity = $5.00

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the LASERS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for LASERS, index supplement and prospectus.  You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the LASERS.

▪
LASERS do not pay interest or guarantee return of principal.  The terms of the LASERS differ from those of ordinary debt securities in that the LASERS do not pay interest and do not guarantee the return of any of the principal amount at maturity.  If the final index value is less than or equal to the downside threshold value, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each LASERS by an amount proportionate to the decrease in the final index value from the initial index value.  There is no minimum payment at maturity on the LASERS, and, accordingly, you could lose your entire investment.

▪
You will not benefit from the fixed percentage if the final index value is at or below the downside threshold value.  If the final index value is less than or equal to the downside threshold value, the payment at maturity will solely depend on the closing value of the underlying index on the valuation date and, accordingly, you will lose the benefit of the limited protection against the loss of principal based on the fixed percentage of 10%.  As a result, you will be exposed on a 1 to 1 basis to any decline in the closing value of the underlying index on the valuation date.

▪
Market price of the LASERS may be influenced by many unpredictable factors.  Several factors will influence the value of the LASERS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the LASERS in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads.  You may receive less, and possibly significantly less, than the stated principal amount per LASERS if you try to sell your LASERS prior to maturity.

▪
The LASERS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the LASERS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the LASERS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the LASERS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the LASERS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the LASERS.

▪
The amount payable on the LASERS is not linked to the value of the underlying index at any time other than the determination date. The final index value will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events.  Even if the value of the underlying index appreciates prior to the determination date but then drops on the determination date to be equal to or below the initial index value, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop.  Although the actual value of the underlying index on the stated maturity date or at other times during the term of the LASERS may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the determination date.

▪
The LASERS will not be listed on any securities exchange and secondary trading may be limited.  The LASERS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the LASERS.  MS & Co. may, but is not obligated to, make a market in the LASERS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the LASERS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the LASERS, the price at which you may be able to trade your LASERS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the LASERS, it is likely that there would be no secondary market for the LASERS.  Accordingly, you should be willing to hold your LASERS to maturity.

▪
Adjustments to the underlying index could adversely affect the value of the LASERS.  The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, the

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the LASERS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the LASERS and the cost of hedging our obligations under the LASERS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the LASERS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the LASERS.  One or more of our subsidiaries have carried out, and will continue to carry out hedging activities related to the LASERS (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  Some of our subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value and, therefore, could have increased the level above which the final index value must be so that investors do not suffer a loss on their initial investment in the LASERS.  Additionally, such hedging or trading activities during the term of the LASERS, including on the valuation date, could adversely affect the final index value and, accordingly, the amount of cash an investor will receive at maturity.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the LASERS.  As calculation agent, MS & Co. has determined the initial index value and will determine the final index value, whether the final index value is at or below the downside threshold value and will calculate the amount of cash you will receive at maturity.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may adversely affect the payout to you at maturity.

▪
The U.S. federal income tax consequences of an investment in the LASERS are uncertain.  Please read the discussion under “Additional Provisions – Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for LASERS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the LASERS.  As discussed in the Tax Disclosure Sections, it is possible that an investment in the LASERS could be treated as a “conversion transaction,” in which case all or a portion of any long-term capital gain could be recharacterized as ordinary income. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the LASERS, the timing and character of income on the LASERS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue into income original issue discount on the LASERS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the LASERS as ordinary income.  Because the LASERS provide for the return of principal except where the final index value has declined to or below the downside threshold value, the risk that the LASERS would be recharacterized, for U.S. federal income tax purposes, as debt instruments giving rise to ordinary income, rather than as open transactions, is higher than with other equity-linked securities that do not contain similar provisions.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the LASERS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

The S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.  For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on May 16, 2012:

Bloomberg Ticker Symbol:	SPX
Current Index Closing Value:	1,324.80
52 Weeks Ago:	1,329.47
52 Week High (on 4/2/2012):	1,419.04
52 Week Low (on 10/3/2011):	1,099.23

The following graph sets forth the published high and low index closing values, as well as end-of-quarter index closing values, of the underlying index for each quarter in the period from January 1, 2007 through May 16, 2012.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period.  The index closing value of the underlying index on May 16, 2012 was 1,324.80.  We obtained the information in the table and graph below from Bloomberg Financial Markets without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of its future performance.

S&P 500® Index Daily Index Closing Values January 1, 2007 to May 16, 2012

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

S&P 500® Index	High	Low	Period End
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter	934.70	676.53	797.87
Second Quarter	946.21	811.08	919.32
Third Quarter	1,071.66	879.13	1,057.08
Fourth Quarter	1,127.78	1,025.21	1,115.10
2010
First Quarter	1,174.17	1,056.74	1,169.43
Second Quarter	1,217.28	1,030.71	1,030.71
Third Quarter	1,148.67	1,022.58	1,141.20
Fourth Quarter	1,259.78	1,137.03	1,257.64
2011
First Quarter	1,343.01	1,256.88	1,325.83
Second Quarter	1,363.61	1,265.42	1,320.64
Third Quarter	1,353.22	1,119.46	1,131.42
Fourth Quarter	1,285.09	1,099.23	1,257.60
2012
First Quarter	1,416.51	1,277.06	1,408.47
Second Quarter (through May 16, 2012)	1,419.04	1,324.80	1,324.80

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P and have been licensed for use by Morgan Stanley.  For more information, see “S&P 500® Index—License Agreement between S&P and Morgan Stanley” in the accompanying index supplement.

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Index LASERSSM Based on the Value of the S&P 500® Index due May 21, 2014
Index LeAding StockmarkEt Return Securities

Additional Information About the LASERS
Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Denominations:	$10 per LASERS and integral multiples thereof
Interest:	None
Underlying index publisher:	Standard & Poor’s Financial Services LLC
Postponement of maturity date:
If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date is postponed and falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Minimum ticketing size:	$1,000 / 100 LASERS
Tax considerations:
Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the LASERS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the LASERS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for LASERS, the following U.S. federal income tax consequences should result based on current law:

▪	a U.S. Holder should not be required to recognize taxable income over the term of the LASERS prior to settlement, other than pursuant to a sale or exchange; and
▪
upon sale, exchange or settlement of the LASERS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the LASERS.  Subject to the discussion below about the possible application of Section 1258 of the Internal Revenue Code of 1986, as amended (“the Code”), such gain or loss should be long-term capital gain or loss if the investor has held the LASERS for more than one year, and short-term capital gain or loss otherwise.

It is possible that an investment in the LASERS could be treated as a “conversion transaction” under Section 1258 of the Code.  Under such treatment, the gain from the sale, exchange or settlement of the LASERS will be treated as ordinary income to the extent of the “applicable imputed income amount” equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transaction (i.e., the amount paid by the U.S. Holder to acquire the LASERS) for the period ending on the date of sale, exchange or settlement at a rate equal to 120 percent of the applicable federal rate.  Please read the discussion under “United States Federal Taxation – Tax Consequences to U.S. Holders – Possible Application of Section 1258 of the Code” in the accompanying product supplement for LASERS.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LASERS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the LASERS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for LASERS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the LASERS, including possible alternative treatments, the issues presented by the

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aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for LASERS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the LASERS.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Use of proceeds and hedging:
The net proceeds we receive from the sale of the LASERS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the LASERS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the LASERS by taking positions in the stocks constituting the underlying index, futures or options contracts listed on major securities markets on the underlying index or the component stocks.  Such purchase activity could have increased the closing value of the underlying index on the pricing date, and accordingly, could have increased the index closing value above which the underlying index must be on the valuation date so that investors do not suffer a loss on their initial investment in the LASERS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LASERS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the LASERS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the LASERS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LASERS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the LASERS.

Because we may be considered a party in interest with respect to many Plans, the LASERS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief,

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including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the LASERS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the LASERS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such LASERS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LASERS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The LASERS are contractual financial instruments.  The financial exposure provided by the LASERS is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the LASERS.  The LASERS have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the LASERS.

Each purchaser or holder of any LASERS acknowledges and agrees that:

(i)
the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the LASERS, (B) the purchaser or holder’s investment in the LASERS, or (C) the exercise of or failure to exercise any rights we have under or with respect to the LASERS;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the LASERS and (B) all hedging transactions in connection with our obligations under the LASERS;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)
neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the LASERS has exclusive responsibility for ensuring that its purchase, holding and disposition of the LASERS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any LASERS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the LASERS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the LASERS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the LASERS, either directly or indirectly.

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Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the LASERS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of   $0.225 for each LASERS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for LASERS.

Validity of the LASERS:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the LASERS offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such LASERS will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the LASERS and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the product supplement for LASERS and index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the product supplement for LASERS, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the product supplement for LASERS and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for LASERS dated November, 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this document are defined in the product supplement for LASERS, in the index supplement or in the prospectus.  As used in this document, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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